Exhibit 99.1

MicroVision Announces First Quarter 2013 Results

Development Agreement with Leading Electronics OEM Brand and Significant Reduction in Operating Expenses Set Stage for Future Growth

REDMOND, Wash.--(BUSINESS WIRE)--May 2, 2013--MicroVision, Inc. (NASDAQ: MVIS), a leader in innovative ultra-miniature projection display technology, today announced its operating and financial results for the first quarter of 2013 and the advancement of its 2013 business objectives.

The company made demonstrable progress on its objectives of securing licensing design wins and aggressively managing costs and cash used in operations. On April 3, 2013 MicroVision announced a development agreement with a major electronics company to incorporate MicroVision’s patented PicoP® display technology into a display engine that could enable a variety of new products from this Fortune Global 100 company. This agreement includes $4.6 million in fees for MicroVision’s support to the original equipment manufacturer (OEM) in its development of a display engine based on patented PicoP display technology. The companies have begun commercial negotiations with the expectation that licensing and component supply agreements would constitute the next stage of engagement leading to the OEM’s introduction of commercial products incorporating PicoP display technology.

In line with its objective of managing costs, MicroVision realized a reduction in the quarterly operating and net losses of 63 percent compared to the same quarter in 2012 as a result of improved gross margin and reduction in operating expenses. The company continues to realize the benefits from the significant cost-reduction measures from the past year including a restructuring in 2012 to align to its ingredient brand “Image by PicoP®” licensing business model.

“We showed strong progress in the first quarter on our key objectives,” said Alexander Tokman, president and CEO of MicroVision. “The combination of improved green laser supply, the transition to our core business model and the evolving mobility ecosystem facilitated our ability to attract global OEMs. Additionally we were able to significantly lower our operating expenses and improve on critical financial metrics.”

Under the ingredient brand business model, MicroVision would license its patented PicoP display technology and sell key display engine components to customers to integrate into their products. MicroVision has provided samples to a number of potential customers in the consumer electronics and automotive markets and continues its discussions and negotiations to potentially secure additional design wins this year.

Market dynamics in the consumer electronics and automotive segments are seeing positive advances that align to potential growth opportunities for MicroVision. According to industry sources, consumer interest in watching video content from mobile devices has continued to grow at double digit rates. FierceOnlineVideo recently reported on AccuStream Research’s findings that the digital video viewing audience grew 20.3 percent in 2012, topping the 500 billion view mark and encompasses content that is both professionally produced such as TV and movies and user-generated content such as YouTube videos. On the head-up display (HUD) front, rapid growth is expected on the horizon as well as reported in a recent Wall Street Journal article by Chester Dawson. The article noted that according to Masahiro Ohta, an analyst at Tokyo-based research firm Fuji Chimera Research Institute, HUD sales in 2012 exceeded 800,000 units, and demand is expected to rise to 10 times that level over the next decade. “The traditional dashboard-embedded instrument panel behind the steering wheel could disappear altogether in favor of HUDs within the next 20 years,” Mr. Ohta said.

Financial Results

The following financial results are for the three months ended March 31, 2013, compared to the same period one year earlier.

  Revenue was $1.8 million, compared to $1.7 million a year ago, primarily from fulfillment of orders to Pioneer Corporation and performance under the recently announced development agreement.
  Operating loss was $3.7 million, compared to $9.8 million for the same quarter a year ago.
  Net loss was $3.7 million, or $0.14 per share, compared to $9.8 million, or $0.58 per share for the same quarter a year ago.
  Cash used in operations was $3.5 million during the quarter ended March 31, 2013, compared to $6.2 million for the first quarter of 2012.

As of March 31, 2013, backlog was $5.1 million and cash and cash equivalents were $3.3 million.

Conference Call

The company will host a conference call today to discuss its first quarter 2013 results and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 800-446-1671 (for U.S. participants) or + 1-847-413-3362 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 34764347. A live webcast of the call can be accessed from the company's web site in the Investor Events Calendar section on the Investor’s page. A replay of this call will be available after 8:00 a.m. PT the day of the conference call through the same link or by calling 888-843-7419 (U.S.) or (International) +1-630-652-3042, pass code 34764347#.

About MicroVision

MicroVision is the creator of PicoP® display technology, an ultra-miniature laser projection solution for mobile consumer electronics, automotive head-up displays and other applications. MicroVision’s patented display technology helps OEMs break down display boundaries and offer enhanced visibility to mobile experiences. Nearly two decades of research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and is also included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/MicroVisionInc or follow MicroVision on Twitter at @MicroVision.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to contract benefits and negotiations, strategy, expected market interest and growth, and future product and technology development and sales, and those containing words such as “expects,” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: we may be unable to successfully perform our obligations under the agreement, our contract party may not perform its obligations under the agreement, our ability to raise additional capital when needed; products incorporating our PicoP display engine may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the license of IP assets, our or our customers failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)

	March 31,	December 31,
	2013	2012

Assets
Current Assets
Cash and cash equivalents	$3,310	$6,850
Accounts receivable, net of allowances	1,506	1,115
Costs and estimated earnings in excess of billings on uncompleted contracts	12	12
Inventory	217	497
Other current assets	699	1,221
Total current assets	5,744	9,695

Property and equipment, net	1,003	1,205
Restricted cash	435	436
Intangible assets	1,540	1,580
Other assets	18	22
Total assets	$8,740	$12,938

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$2,314	$3,035
Accrued liabilities	3,501	4,007
Deferred revenue	363	609
Billings in excess of costs and estimated earnings on uncompleted contracts	692	98
Current portion of capital lease obligations	51	48
Current portion of long-term debt	42	67
Total current liabilities	6,963	7,864

Capital lease obligations, net of current portion	5	20
Total liabilities	6,968	7,884

Commitments and contingencies

Shareholders' Equity
Common stock at par value	25	25
Additional paid-in capital	442,932	442,560
Accumulated deficit	(441,185)	(437,531)
Total shareholders' equity	1,772	5,054
Total liabilities and shareholders' equity	$8,740	$12,938

MicroVision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended March 31,
	2013	2012

Product revenue	$1,219	$1,529
Contract revenue	282	201
Development revenue	300	-
Total revenue	1,801	1,730

Cost of product revenue	664	4,175
Cost of contract revenue	137	155
Total cost of revenue	801	4,330

Gross margin	1,000	(2,600)

Research and development expense	2,252	3,940
Sales, marketing, general and administrative expense	2,403	3,288
Gain on disposal of fixed assets	(2)	-
Total operating expenses	4,653	7,228

Loss from operations	(3,653)	(9,828)

Other income (expense)	(1)	25

Net loss	$(3,654)	$(9,803)

Net loss per share - basic and diluted	$(0.14)	$(0.58)

Weighted-average shares outstanding - basic and diluted	25,240	17,027

CONTACT:
MicroVision, Inc.
Dawn Goetter, 425-882-6629 (investors)
or
Edelman
Joani Jones, 503-471-6863 (media/PR)